Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

SECOND QUARTER 2004 RESULTS

– $0.07 Earnings Per Share –

– Company Provides Guidance Following Spectra-Physics Acquisition –

Irvine, California – July 29, 2004 – Newport Corporation (Nasdaq: NEWP) today reported financial results for its second quarter ended July 3, 2004 and provided guidance regarding its expected performance for the third quarter and second half of 2004, including the anticipated impact of the results of Spectra-Physics, which was acquired on July 16, 2004.

Sales for the second quarter of 2004 totaled $47.5 million, an increase of approximately 41% compared with the $33.8 million recorded in the second quarter of 2003, and an increase of approximately 12% compared with the first quarter of 2004.

The company reported income from continuing operations for the second quarter of $2.7 million, or $0.07 per diluted share, which includes approximately $1 million, or $0.03 per diluted share, related to product development services rendered to a customer in previous quarters as discussed below. These results compare with a loss from continuing operations of $2.1 million, or $0.05 per diluted share, in the second quarter of 2003, and income from continuing operations of $1.1 million, or $0.03 per diluted share, in the first quarter of 2004.

New orders received in the second quarter totaled $50.8 million, an increase of approximately 42% over the $35.7 million recorded in the second quarter of 2003 and an increase of approximately 15% compared with the $44.2 million in new orders received in the first quarter of 2004.

Robert G. Deuster, chairman and chief executive officer, said, “Newport posted excellent results in the second quarter, including our second consecutive profitable quarter and our sixth consecutive quarter of sequential growth in new orders. New orders for the second quarter, which are the best indicator we have of future sales, were at the highest level we have recorded for any quarter in nearly three years. This improvement in our core business, together with the exciting opportunities created by our acquisition of Spectra-Physics, reinforces our belief that we are well-positioned to capture the increasing sales opportunities in our markets.”

The company reported net income in the second quarter of $2.7 million, or $0.07 per diluted share, compared with a net loss of $2.4 million, or $0.06 per diluted share, for the second quarter of 2003. Results for each period of 2003 included the treatment of the company’s former metrology business and its Minnesota operation as discontinued operations, reflecting the divestitures of those operations.

Newport’s second quarter results benefited from a transition services agreement with the company’s largest customer in the life and health sciences market. As part of the agreement, the customer made a payment for product development services rendered by Newport in previous quarters and agreed on a financial arrangement for the provision of additional products and services by Newport in the future. The agreement increased Newport’s second quarter sales and profit by approximately $1 million, or approximately $0.03 per share. In conjunction with this agreement, the company received a new order from this customer for approximately $2 million.

For the first half of 2004, Newport recorded sales of $89.9 million versus $67.1 million in the comparable period of 2003. New orders in the first half of 2004 were $95.0 million, compared with $68.3 million in the first half of 2003. For the first half of 2004, Newport recorded income from continuing operations of $3.8 million, or $0.09 per diluted share, compared with a loss from continuing operations of $6.0 million, or $0.15 per diluted share, in the first half of 2003.

Second quarter 2004 sales to semiconductor capital equipment customers were $17.3 million, compared with $13.0 million in the second quarter of 2003 and $16.5 million in the first quarter of 2004. Sales to semiconductor capital equipment companies for the first half of 2004 were $33.8 million versus $24.3 million in the corresponding period of 2003.

New orders received from semiconductor customers in the second quarter of 2004 were $20.8 million, compared with $11.8 million in the second quarter of 2003 and $19.4 million in the first quarter of 2004. For the first half of 2004, Newport reported new semiconductor orders of $40.2 million versus $24.4 million in the corresponding period of 2003.

Deuster noted, “Semiconductor sales during the quarter were at their highest level since the third quarter of 2001, and orders were at their highest level since the fourth quarter of 2000, due to the overall demand in this market and the impact of our design wins over the past couple of years.” Deuster added that, earlier this month, Newport signed its first license agreement covering the company’s patented edge-grip wafer handling technology, which it expects to contribute to semiconductor sales in the future.

Sales to customers in research, defense, fiber optic communications, and other end markets were $25.5 million in the second quarter versus $18.1 million recorded in the second quarter of 2003 and $22.9 million in the first quarter of 2004. Sales to these markets for the first half of 2004 were $48.4 million versus $37.8 million in the corresponding period of 2003.

Deuster added, “Second quarter sales to research customers were at the highest level in our company’s history, demonstrating the strength of the economy, our increased focus on the research community and the success of the many new products we have added recently.” The company announced earlier this year that it had introduced more than 100 new products during 2003, and additional new products during the first half of 2004.

New orders received from customers in research, defense, fiber optic communications and other end markets in the second quarter of 2004 were $26.0 million versus $19.5 million in the second quarter of 2003 and $22.0 million in the first quarter of 2004. For the first half of 2004, Newport’s new orders from customers in these end markets were $48.0 million, compared with $37.0 million in the corresponding period of 2003.

Sales to customers in the life and health sciences market were $4.7 million in the second quarter of 2004 versus $2.7 million recorded in the second quarter of 2003 and $3.0 million in the first quarter of 2004. Sales to these markets for the first half of 2004 were $7.7 million versus $5.0 million in the corresponding period of 2003. Approximately $1 million of the company’s sales in this year’s second quarter and first half were due to the previously discussed transition services agreement.

New orders received from customers in the life and health sciences market in the second quarter were $4.0 million, compared with $4.4 million in the second quarter of 2003 and $2.8 million in the first quarter of 2004. For the first half of 2004, Newport recorded orders of $6.8 million from customers in this end market versus $6.9 million in the corresponding six-month period of 2003. New orders from this market in the second quarter of 2004 included an order for approximately $2 million received in connection with the previously discussed transition services agreement.

Deuster said, “While we are encouraged by the customer response to Newport’s offerings for the life and health sciences market, we are excited about the fact that we expect the addition of Spectra-Physics to more than double the percentage of our sales to the life and health sciences market, from less than 10% to over 20%.”

The company’s gross margin in the second quarter of 2004 was 35.4%, compared with 34.2% in the second quarter of 2003 and 33.6% in the first quarter of 2004. For the first half of 2004, the gross margin was 34.5%, compared with 33.7% in the corresponding period of 2003. Gross margin in the second quarter and first half of 2004 benefited by approximately $1 million from the previously discussed transition services agreement. Excluding that benefit, the improvement in gross margin in the second quarter due to the higher sales volume, which led to improved absorption of overhead, was offset by a higher mix of original equipment manufacturer (OEM) sales, which typically carry lower gross margins. In addition, gross margins for all periods were negatively impacted by previously capitalized underabsorbed overhead costs. Certain products sold in the current quarter were produced during periods in which unabsorbed overhead costs were allocated to inventory. In accordance with generally accepted accounting principles, these variances were capitalized when the inventory was produced and are charged to cost of sales when the related products are sold. The company expects this negative impact to be lower in the second half of 2004.

Selling, general and administrative (SG&A) expenses for the second quarter of 2004 were $11.2 million, compared with $11.3 million in the second quarter of 2003 and $11.0 million in the first quarter of 2004. For the first half of 2004, SG&A expenses were $22.2 million, compared with $22.9 million in the corresponding half of 2003. The reduction in SG&A expenses in the first half of 2004 was due primarily to the company’s cost reduction efforts, offset in part by an increase in variable selling expenses associated with the higher sales level.

Research and development (R&D) expense for the second quarter of 2004 was $3.9 million, compared with $4.7 million in the second quarter of 2003 and $3.8 million in the first quarter of 2004. For the first half of 2004, R&D expenses were $7.7 million, compared with $9.7 million recorded in the corresponding period of 2003. The reduction in R&D expense compared with the 2003 periods resulted from reductions in R&D spending in the fiber optic communications area and improved efficiencies in the company’s R&D activities.

Interest and other income, net, totaled $1.1 million for the second quarter of 2004, compared with $2.4 million in the second quarter of 2003 and $1.5 million in the first quarter of 2004. For the first half of 2004, interest and other income was $2.6 million versus $3.9 million recorded in the corresponding period of 2003. The decrease in the second quarter of 2004 compared with the second quarter of 2003 resulted primarily from lower yields on cash and marketable securities and net losses realized on sales of marketable securities.

The company had $264.8 million in cash, cash equivalents and marketable securities at the end of the second quarter of 2004, compared with $267.3 million at the end of 2003. The reduction in cash was due primarily to working capital required to fund the company’s large shipments at the end of the quarter.

The company also confirmed that on July 16, 2004 it completed the acquisition of Spectra-Physics from Thermo Electron Corporation. The transaction, valued at $300 million, including $200 million in cash, immediately creates one of the largest integrated photonics suppliers in the world. Mr. Deuster said, “Combined with Spectra-Physics, Newport now has greatly expanded capabilities and a leading laser product portfolio to offer our photonics and capital equipment customers. In addition, we have a greater presence and balance in key growth markets we serve, including research and defense, semiconductor equipment and life and health sciences.”

THIRD QUARTER AND SECOND HALF 2004 BUSINESS OUTLOOK

The following statements are based on current expectations. They are based on the acquisition of Spectra-Physics on July 16, 2004, whereby the combined results of the two entities will be included for 78 days of the third quarter’s results and all of the fourth quarter’s results. However, the following statements exclude acquisition and integration related and other non-recurring charges. These statements are forward-looking, and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”

The company noted that the financial results for the third quarter of 2004 will include a number of transactions that will impact the comparability of those results to future and prior periods. These transactions include those required to establish the opening balance sheet for Spectra-Physics, expenses associated with the consummation of the transaction and costs required to integrate the Spectra-Physics operations with the Newport operations. Charles F. Cargile, Newport’s senior vice president and chief financial officer, explained, “The accounting rules governing acquisition accounting require our third quarter results to include adjustments to Spectra-Physics’ assets and liabilities to reflect their current fair value. In addition, during the quarter we will determine the amount of goodwill and intangible assets that will be recorded on Newport’s balance sheet and some of these intangible assets will be expensed ratably in future periods. Finally, we will record some of the costs required to combine the two businesses in the third quarter of this year, but other costs will be expensed in future periods as the actions occur. We will attempt to explain as fully as possible all the transactions and actions and the impact they have on our operating results and our financial statements recorded in accordance with generally accepted accounting principles.”

The combined company’s sales are expected to be in the range of $95 million to $100 million in the third quarter of 2004 and in the range of $105 million to $110 million in the fourth quarter of 2004. Sales levels are not expected to be materially impacted in the near-term by sales integration efforts.

Gross margin for the third quarter of 2004 is expected to be impacted significantly by adjustments to cost of sales for acquisition, integration and related items. The company is currently in the process of determining the extent, amounts and timing of these actions, and therefore a precise estimate of the impact can not currently be determined. Excluding these acquisition, integration and other non-recurring items, gross margin for the third and fourth quarters of 2004 is expected to be in the range of 36% to 38%.

SG&A expenses for the third and fourth quarters of 2004, excluding acquisition, integration and related items, are expected to be in the range of $24 million to $26 million per quarter.

R&D spending for the third and fourth quarters of 2004, excluding acquisition, integration and related items, is expected to be in the range of $9.5 million to $10.5 million per quarter.

Excluding the potential impact of the acquisition, integration and related items discussed herein, the company expects operating income for the third and fourth quarters of 2004 to be between $3.0 million and $5.0 million per quarter.

The company expects to incur interest and other expense, net in the third quarter in the range of $0.4 million to $0.7 million. This is due to the lower interest income resulting from the company’s use of $200 million in cash to purchase Spectra-Physics and to the quarterly interest required on the $50 million note payable to Thermo Electron, which bears interest at the rate of 5% per year. The company noted that such estimated range excludes a charge of $1.7 million, or approximately $0.04 per diluted share, which the company will recognize in the third quarter of 2004 for losses realized on the liquidation of certain marketable securities. This loss occurred due to the liquidation of securities prior to their maturity in the current rising interest rate environment, in order to fund the cash portion of the purchase price for Spectra-Physics.

Due to the expected utilization of state, Federal and foreign tax benefits, the company expects tax expense for the second half of 2004 to be in the range of $0.8 million to $1.0 million per quarter, consisting primarily of certain required minimum state taxes and taxes in certain foreign jurisdictions.

As a result of the 3.2 million shares of Newport Corporation stock issued in connection with the purchase of Spectra-Physics, for the third and fourth quarters of 2004 the company expects the number of basic common shares to be in the range of 42 million to 43 million, and the number of diluted common shares to be in the range of 44 million to 45 million.

The company expects the acquisition to be slightly accretive to its results for the third and fourth quarters of 2004, excluding acquisition, integration and other non-recurring items. The amount of these charges and the impact on the financial statements will be determined during the third quarter of 2004, and will be disclosed when finalized. Excluding all of these items, the company anticipates earnings per share to be in the range of $0.05 and $0.08 for the third quarter of 2004 and in the range of $0.10 and $0.13 for the fourth quarter of 2004. Including the loss on sale of marketable securities discussed previously, but excluding acquisition, integration and other non-recurring items, the company anticipates earnings per share to be in the range of $0.01 and $0.04 in the third quarter of 2004. As discussed above, Newport has not completed its purchase accounting for the Spectra-Physics transaction. While the company believes that the impact of transaction related charges will be significant in the third and fourth quarters of 2004, the company is unable to estimate its expected GAAP earnings per share at this time.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the semiconductor, communications, electronics, research and life and health sciences markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president and chief financial officer, will host an investor conference call today, July 29, 2004, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s second quarter results and outlook for the third quarter and second half of 2004. The call will be open to all interested investors through a live audio Web broadcast via the Internet at http://www.newport.com/Investors and http://www.fulldisclosure.com. The Webcast will be archived on both Web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the US and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on July 29, 2004, through midnight on Monday, August 2, 2004. The replay confirmation code is 399981.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements under the heading “Third Quarter and Second Half 2004 Business Outlook” and the statements made by Robert G. Deuster and Charles F. Cargile that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended April 3, 2004, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the ability of Newport to successfully integrate Spectra-Physics with Newport and the contributions of Spectra-Physics to Newport’s operating results; the ability of Newport’s management team to manage the combined operations of Newport and Spectra-Physics; the duration and extent of the current upturn in the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the semiconductor packaging and life and health sciences markets; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; risks associated with terrorist activity and resulting economic uncertainty; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	July 3, 2004	June 30, 2003	July 3, 2004	June 30, 2003
Net sales	$47,500	$33,781	$89,899	$67,085
Cost of sales	30,703	22,237	58,854	44,491

Gross profit	16,797	11,544	31,045	22,594

Selling, general and administrative expense	11,209	11,307	22,199	22,859
Research and development expense	3,898	4,724	7,723	9,712

Operating income (loss)	1,690	(4,487)	1,123	(9,977)

Interest and other income, net	1,057	2,375	2,565	3,948

Income (loss) from continuing operations before income taxes	2,747	(2,112)	3,688	(6,029)
Income tax provision (benefit)	40	—	(160)	—

Income (loss) from continuing operations	2,707	(2,112)	3,848	(6,029)

Loss from discontinued operations, net of income taxes	—	(240)	—	(2,192)

Net income (loss)	$2,707	$(2,352)	$3,848	$(8,221)

Income (loss) per share, basic:
Income (loss) from continuing operations	$0.07	$(0.05)	$0.10	$(0.15)
Loss from discontinued operations	—	(0.01)	—	(0.06)

Net income (loss)	$0.07	$(0.06)	$0.10	$(0.21)

Income (loss) per share, diluted:
Income (loss) from continuing operations	$0.07	$(0.05)	$0.09	$(0.15)
Loss from discontinued operations	—	(0.01)	—	(0.06)

Net income (loss)	$0.07	$(0.06)	$0.09	$(0.21)

Shares used in computation of income (loss) per share:
Basic	39,308	38,607	39,234	38,563
Diluted	41,074	38,607	41,241	38,563

Other operating data:
New orders received during the period	$50,824	$35,731	$95,013	$68,275
Backlog at end of period scheduled to ship within 12 months			$38,768	$25,842

Newport Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	July 3, 2004	December 31, 2003
Assets

Current assets:
Cash and cash equivalents	$29,240	$11,795
Marketable securities	235,549	255,507
Accounts receivable, net	32,862	23,960
Inventories	52,435	54,854
Prepaid expenses and other current assets	6,174	6,000

Total current assets	356,260	352,116

Property, plant and equipment, net	30,289	32,734
Goodwill	57,606	57,606
Deferred tax assets	14,900	14,900
Investments and other assets	12,416	10,863

	$471,471	$468,219

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$9,564	$8,517
Accrued payroll and related expenses	7,500	7,811
Accrued expenses and other current liabilities	8,986	9,567
Accrued restructuring costs	234	1,124
Obligations under capital leases	261	272

Total current liabilities	26,545	27,291

Obligations under capital leases, less current portion	1,425	1,612
Accrued restructuring costs and other liabilities	578	907

Stockholders’ equity	442,923	438,409

	$471,471	$468,219